Exhibit 99.1

Seneca Financial Announces Closing Date of Conversion Transaction and
Results of Stock Offering

BALDWINSVILLE, N.Y. — October 10, 2025 — Seneca Financial Corp. (“Seneca Financial”) (OTCID: SNNF), the holding company for Seneca Savings (the “Bank”), announced receipt of all regulatory approvals required to close the conversion of Seneca Financial MHC from the mutual holding company form of organization to the fully public stock holding company form of organization as well as the related stock offering by Seneca Bancorp, Inc. (“Seneca Bancorp”), the proposed new stock holding company for the Bank, and the Bank’s charter conversion from a federal savings association to a national association.

Closing is expected to occur after the close of business on October 15, 2025.  Seneca Bancorp’s common stock is expected to be quoted on the OTCQX Market under the trading symbol “SNNF” beginning on October 16, 2025.

As a result of its subscription and community offerings, Seneca Bancorp expects to sell a total of 1,044,858 shares of its common stock (approximately the midpoint of the offering range) at a price of $10.00 per share, which includes 83,588 shares to be sold to the Bank’s Employee Stock Ownership Plan, for total gross proceeds of approximately $10.4 million.  All valid stock orders submitted by eligible account holders, supplemental eligible account holders and voting members of Seneca Financial MHC in the subscription offering will be filled in full. Seneca Bancorp’s transfer agent, Equiniti Trust Company, LLC (“EQ”), expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription and community offerings and interest checks, on or about October 16, 2025.

As part of the conversion transaction, each outstanding share of Seneca Financial common stock owned by the public stockholders of Seneca Financial (stockholders other than Seneca Financial MHC) as of the closing date will be converted into shares of Seneca Bancorp common stock based on an exchange ratio of 0.9684 of a share of Seneca Bancorp common stock for each share of Seneca Financial common stock so that Seneca Financial’s existing public stockholders will own approximately the same percentage of Seneca Bancorp’s common stock as they owned of Seneca Financial’s common stock immediately prior to the conversion, subject to adjustment as disclosed in the prospectus.  Cash will be issued in lieu of a fractional share of Seneca Bancorp common stock based on the offering price of $10.00 per share. Upon the completion of the conversion and stock offering, approximately 1,790,203 shares of Seneca Bancorp common stock are expected to be outstanding before adjustment for fractional shares.

Stockholders of Seneca Financial holding shares in street name will receive shares of Seneca Bancorp common stock and cash in lieu of fractional shares within their accounts.  EQ expects to mail stockholders of Seneca Financial who currently hold their shares in book entry form new DRS Book-Entry statements reflecting their shares of Seneca Bancorp common stock and checks for cash in lieu of fractional shares on or about October 16, 2025.

Beginning today eligible purchasers in the subscription and community offerings may confirm their stock orders online at https://allocations.kbw.com. Eligible purchasers in the subscription and community offerings may also contact the Stock Information Center at (877) 821-5778 (toll-free) if they have any questions regarding their stock orders.  The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time.  The Stock Information Center will be closed on bank holidays.

Luse Gorman, PC has acted as legal counsel to Seneca Bancorp and Seneca Financial. Keefe, Bruyette & Woods, Inc., a Stifel Company has acted as marketing agent for Seneca Bancorp in the subscription and community offerings.  Kilpatrick Townsend & Stockton LLP has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.

About Seneca Financial

Seneca Financial is the mid-tier holding company of Seneca Savings, a federally chartered savings association headquartered in Baldwinsville, New York. The Bank has five full-service locations in Onondaga and Madison Counties in New York. Seneca Financial’s common stock is quoted on the OTCID Market as “SNNF”. Additional information about Seneca Savings is available at www.senecasavings.com.

Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about Seneca Financial’s and Seneca Bancorp’s (together, the “Company”) and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, delays in closing the conversion and stock offering, possible unforeseen delays in delivering DRS Book-Entry statements, cash in lieu of fractional shares or interest checks, delays in the start of trading due to market disruptions or otherwise, delays in Seneca Bancorp’s common stock being quoted on the OTCQX Market, economic conditions, the effect of changes in monetary and fiscal policy, inflation, tariffs, unanticipated changes in our liquidity position, climate change, geopolitical conflicts, public health issues, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, data loss or other security breaches and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.
This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock to be offered for sale by Seneca Bancorp are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or by any other government agency.

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Contact:
Joseph G. Vitale
President and Chief Executive Officer
Seneca Bancorp, Inc.
35 Oswego Street
Baldwinsville, New York 13027
(315) 638-0233